EXHIBIT 10.34

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between David C. Gilbert (“Executive”) and Interval Leisure Group, Inc., a Delaware corporation (“ILG” or the “Company”), as of this 16 day of June 2014, effective as of September 1, 2014 (the “Effective Date”).

WHEREAS, the Company expects that an Affiliate of the Company will close on its acquisition of Hyatt Residential Group, Inc. and certain of its affiliates and subsidiaries on or before October 1, 2014 (the “HRG Closing”), resulting in the re-structuring of the Company’s operating segments;

WHEREAS, in light of the foregoing anticipated re-structuring, the Company desires to retain the services of the Executive to provide leadership to Interval International, Inc. (“Interval”) and the other businesses comprising the Exchange Business (as defined herein), in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.          EMPLOYMENT.  During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as President of Interval, a wholly-owned subsidiary of the Company.  In addition, Executive shall be the functional head of the Exchange Business, which as of the Effective Date shall be comprised of the business of Interval and the exchange businesses of its subsidiaries, Trading Places International, LLC (“TPI”) and Vacation Resorts International, Inc. (“VRI”), and shall also provide leadership to such other Affiliates of the Company as may be reasonably directed by Executive’s Reporting Officer, as such term is defined herein.  During Executive’s employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  During Executive’s employment with the Company, Executive shall report directly to the Chairman, President and Chief Executive Officer of the Company or such other person who is employed by the Company, after the Effective Date, to succeed the current Chairman, President and Chief Executive Officer of the Company or otherwise assume responsibilities for oversight of the Exchange Business (the “Reporting Officer”).  Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Reporting Officer, to the extent consistent with Executive’s position.  Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s policies as in effect from time to time.  Executive may (i) serve as a director or member of a committee or organization involving no actual or potential conflict of interest with the Company and its Affiliates; (ii) deliver lectures and fulfill speaking engagements; (iii) engage in charitable and community activities; and (iv) invest his personal assets in such form or manner that will not violate this Agreement or require services on the part of Executive in the operation or affairs of the companies in which those investments are made; provided the activities described in clauses (i), (ii), (iii) or (iv) do not materially affect or interfere with the performance of Executive’s duties and obligations to the Company or conflict with such policies as may be adopted from time to time by the Board of Directors of the Company (the “Board”).  Executive’s principal place of employment shall be the Company’s offices located in Miami, Florida.

2A.          TERM.

(a)           The term of this Agreement shall begin on the Effective Date and shall end on December 31, 2017 (such period, the “Initial Term”); provided, that on January 1, 2018 and on each January 1st thereafter, the Initial Term shall automatically be extended for additional one-year periods (the Initial Term as so extended, the “Term”) unless either party provides the other party with a notice of termination at least ninety  (90) days before any such renewal (the date on which the Term terminates shall be referred to herein as the “Scheduled Termination Date”).

(b)           Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated: (i) in the event that the HRG Closing fails to occur on or before December 31, 2014, in which instance, Executive acknowledges and agrees that the Initial Equity Grant awarded to Executive pursuant to Section 3A.(c) below shall terminate automatically and be deemed null and void and neither the Company nor any of its Affiliates shall have any obligation to Executive under this Agreement, other than to pay him for services performed and for Accrued Obligations (as defined below); or (ii) otherwise during the Term prior to the Scheduled Termination Date in accordance with Section 1 of the Standard Terms and Conditions attached hereto and incorporated herein.

(c)           Executive acknowledges and agrees that, notwithstanding the termination of the Term, certain terms and conditions herein may specify a greater period of effectiveness.

3A.          COMPENSATION.

(a)           BASE SALARY.  During the period that Executive is employed with the Company hereunder, the Company shall pay Executive an annual base salary of $410,000 (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time).  During the Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event shall the Company pay Executive a Base Salary less than that set forth above during the period that Executive is employed with the Company.  For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

(b)           ANNUAL BONUS AND FINANCIAL PERFORMANCE BONUS.

(i)            (A)          During the period that Executive is employed with the Company hereunder, Executive shall be eligible to receive discretionary annual bonuses, with a target of 80% of Base Salary, based upon the achievement of individual performance goals established by Executive’s Reporting Officer and the Exchange Business’s achievement of certain performance targets established by the Compensation and Human Resources Committee of ILG’s Board of

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Directors (the “Committee”) annually; provided, however, Executive acknowledges and agrees that, for calendar year 2014, such bonus shall be determined solely based on the financial performance of Interval.  Additional details regarding Executive’s annual bonus are set forth on Exhibit A.

(B)          Such annual bonus shall be paid during the following calendar year with respect to which such annual bonus relates at such time as other similarly situated senior executives are paid bonuses in accordance with the policies of the Company (unless Executive has elected to defer receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A (as defined below) provided, that with respect to calendar year 2014, Executive will be eligible to receive an annual bonus on a pro-rated basis equal to the product of (x) the annual bonus which otherwise would have been earned by Executive absent pro-ration, times (y) a fraction, the numerator of which is the number of days from the Effective Date to December 31, 2014, and the denominator of which is 365.

(ii)           During the period that Executive is employed with the Company hereunder, Executive shall also be eligible to earn special performance-based bonuses, in an amount up to 20% of Base Salary (the “Financial Performance Bonus”), where the actual aggregate Adjusted EBITDA achieved by the Exchange Business exceeds the aggregate Adjusted EBITDA approved for the Exchange Business by the Board; provided, however, Executive acknowledges and agrees that, for calendar year 2014, such bonus shall be determined solely based on the financial performance of Interval. the actual amount of each Financial Performance Bonus, if any, shall be established annually in accordance with Exhibit A and be paid in accordance with the Company’s then-current policies and procedures.

(c)           GRANT OF RESTRICTED STOCK UNITS.

(i)            (A)          As promptly as practicable, but no later than thirty (30) days following the Effective Date, Executive shall be granted, under and subject to the provisions of the 2013 ILG Stock and Annual Incentive Plan (the “2013 Plan”), an award of a number of ILG restricted stock units (“Company RSUs”) (each such unit corresponding to one share of common stock of the Company (“Company Common Stock”)) determined by dividing US$1,200,000 by the closing price of a share of Company Common Stock on the Effective Date, rounded to the nearest whole number of Company RSUs (the “Initial Equity Award”).

(B)          The Initial Equity Award shall be comprised of two components: (A) service-based Company RSUs valued at US$840,000; and (B) performance-based Company RSUs valued at US$360,000, and contingent upon satisfaction of prescribed performance conditions attached as Exhibit B, which performance conditions have been agreed upon by the Executive and the Company and approved by the Committee.  The Initial Equity Award shall vest and no longer be subject to any restriction on the three-year anniversary of the Effective Date, subject to Executive’s continued employment with the Company through such date and the satisfaction of the prescribed performance conditions.

(C)          Other terms for the Initial Equity Award will be set forth in the Award Notices and related Terms and Conditions set forth as Exhibit C.

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(iv)          (A)          Commencing in calendar year 2015 and continuing during the period for which Executive is employed by the Company, Executive shall be entitled to participate in ILG’s long-term incentive program at an award level commensurate with that of other similarly situated senior executives for so long as ILG continues to make available such awards to executive personnel; provided, (1) Executive acknowledges and agrees, as it relates to the grant made in calendar year 2015 based on calendar year 2014 performance, such grant shall be pro-rated based on Executive’s actual period of service in 2014; and (2) the Company acknowledges and agrees that Executive shall be granted an award commensurate with that of other similarly situated senior executives in calendar year 2018 based on his calendar year 2017 performance and his agreement to reasonably consult on matters relating to the transition of his responsibilities through the first quarter of 2018, regardless of whether the parties elect not to renew this Agreement at the end of its Initial Term.

(B)          Executive acknowledges that each such award of Company RSUs under this provision is subject to the approval of the Committee as well as the terms and conditions of  the 2013 Plan and the Award Notice accompanying such award; provided, however, the Company agrees to modify the terms and conditions of each of Executive’s Award Notices such that if Executive elects to retire from the Company at the expiration of the Initial Term, i.e., on or after December 31, 2017, Executive shall be entitled to request, and the Committee shall reasonably approve, the continued vesting of all Company RSUs remaining unvested as of Executive’s Retirement (as such term is defined in the 2013 Plan), including any award made to him during the 12 month period immediately prior to his Retirement, in accordance with its original vesting schedule, notwithstanding such Retirement so long as Executive continues to comply with his obligations under Section 3 of the Standard Terms and Conditions attached hereto and incorporated herein.  Executive acknowledges and agrees that he shall not have the right to request the approval of continued vesting of any grant of Company RSUs, including without limitation, the Initial Equity Award based on Retirement, as such term is defined in the 2013 ILG Stock and Annual Incentive Plan, if he elects to terminate his employment with the Company prior to December 31, 2017.

(d)           BENEFITS.  From the Effective Date through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive benefit programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated senior executives of the Company.  The Company agrees that in determining Executive’s eligibility to participate in Company benefits and programs, Executive will receive credit for his prior years of service with the Company and its Affiliates.  Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i)            Reimbursement for Business Expenses.  During the period that Executive is employed with the Company hereunder, the Company shall reimburse Executive for all reasonable, necessary and documented expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated senior executives and in accordance with the Company’s policies as in effect from time to time.

(ii)           Vacation.  During the period that Executive is employed with the Company

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hereunder, Executive shall be entitled to paid vacation each year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated senior executives of the Company generally.

(iii)          Parking.  Executive shall be will be assigned the reserved parking space which he used during his prior employment with the Company and its Affiliates at the prescribed monthly parking fee, which is currently established at $30.

4A.          NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):

If to the Company:	Interval Leisure Group, Inc.
6262 Sunset Dr.
Miami, Florida 33143
Attention: General Counsel

If to Executive:	David C. Gilbert
At the last address indicated in the Company’s records.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5A.          GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Florida without reference to its principles of conflicts of laws.  Any dispute between the parties hereto arising out of or related to this Agreement will be heard and determined before an appropriate federal court located in the State of Florida in Miami-Dade County, or, if not maintainable therein, then in an appropriate Florida state court located in Miami-Dade County, and each party hereto submits itself and its property to the exclusive jurisdiction of the foregoing courts with respect to such disputes.

Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

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6A.          COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7A.          STANDARD TERMS AND CONDITIONS.  Executive expressly understands and acknowledges that the Standard Terms and Conditions and Exhibits A, B and C attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement, the Standard Terms and Conditions attached hereto and Exhibits A, B and C, taken as a whole.

8A.          SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)           This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

(b)           To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

9A.          Notwithstanding anything to the contrary herein, this Agreement shall become effective upon, and subject to the occurrence of, the Effective Date.

[The Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on this 16th day of June, 2014.

INTERVAL LEISURE GROUP, INC.

/s/ Craig M. Nash
By:	Craig M. Nash
Title:	Chairman, President and Chief Executive Officer

/s/ David C. Gilbert
DAVID C. GILBERT

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STANDARD TERMS AND CONDITIONS

1.             TERMINATION OF EXECUTIVE’S EMPLOYMENT.

(a)           DEATH.  In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which death occurs and (ii) any other Accrued Obligations (as defined in Section 1(f) below).

(b)           DISABILITY.  If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of four (4) consecutive months and, within thirty (30) days after written notice is provided to Executive by the Company (in accordance with Section 4A hereof), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability.  During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company.  Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such termination (i) Executive’s Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any other Accrued Obligations (as defined in Section 1(f) below).

(c)           TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.  Upon the termination of Executive’s employment by the Company for Cause (as defined below), or by Executive without Good Reason, the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations (as defined in Section 1(f) below).  As used herein, “Cause” shall mean:  (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; provided, further, that Executive’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there are not otherwise grounds to terminate Executive’s employment for Cause; (ii) a material breach by Executive of a fiduciary duty owed to the Company; provided that the Reporting Officer determines, in the Reporting Officer’s good faith discretion, that such material breach undermines the Reporting Officer’s confidence in Executive’s fitness to continue in his position, as evidenced in writing from the Reporting Officer; (iii) a material breach by Executive of any of the covenants made by Executive in Section 3 hereof; provided, however, that in the event such material breach is curable, Executive shall undertake such cure as soon as reasonably possible, but, in any instance, within thirty (30) days of Executive having received a written demand for cure by the Reporting Officer, which demand specifically identifies the manner in which the Company determines that Executive has materially breached any of the covenants made by Executive in Section 3 hereof; (iv) the willful or gross neglect by Executive of the material duties required by this Agreement following receipt of written notice from the Reporting Officer which specifically identifies the nature of such willful or gross neglect and a reasonable opportunity to cure; or (v) a knowing and material violation by Executive of any Company policy pertaining to ethics, wrongdoing or conflicts of interest.

(d)           TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON.  If Executive’s employment hereunder is terminated prior to the expiration of the Term by the Company for any reason other than Executive’s death or Disability or for Cause, or if Executive terminates his employment hereunder prior to the expiration of the Term for Good Reason (any such termination, a “Qualifying Termination”), then

(i)            the Company shall continue to pay to Executive the Base Salary through the end of the Term over the course of the then remaining Term, i.e., through December 31, 2017, where such termination occurs on or before August 31, 2016.  Where such termination occurs on or after September 1, 2016, it is agreed that ILG shall pay the Executive an amount equal to his Base Salary for a 12 month period plus the discretionary bonus amount which Executive was paid in the preceding calendar year pursuant to Section 3A.(b)(i) above, pro-rated based on the number of full months which Executive worked during the calendar year in which such separation occurs (in either instance, the “Cash Severance Payment”), which Cash Severance Payment shall be payable in equal, biweekly installments (or, if different, in accordance with  the Company’s payroll practice as in effect from time to time), beginning in the third month following the month in which Executive’s Separation from Service (as such term is defined below) took place;

(ii)           the Company shall pay Executive within thirty (30) days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in Section 1(f) below); and

(iii)          any portion of the Initial Equity Award and any subsequent award of Company RSUs granted to Executive under ILG’s long-term incentive plan that is outstanding and unvested at the time of such termination but that would, but for a termination of employment, have vested during the 12-month period following termination shall vest as of the date of such termination of employment; provided for the purposes of this provision, the Initial Equity Award and any cliff performance-based component of any subsequent award of Company RSUs shall be treated as though it vested annually pro rata over their vesting period (e.g., if the date of termination occurred between the one and two-year anniversaries of the Effective Date, 66% of the Company RSUs subject to the Initial Equity Award would vest on the date of termination and if the date of termination occurred following the two-year anniversary of the Effective Date, all of the Company RSUs subject to the Initial Equity Award would vest on the date of termination); provided, further, however, that any Company RSUs that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest only if, and at such point as, such performance conditions are satisfied.

Notwithstanding the preceding provisions of this Section 1(d), in the event that Executive is a “specified employee” (within the meaning of Section 409A) on the date of termination of Executive’s employment with the Company and the Cash Severance Payments to be paid within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (i) any portion of the Cash Severance Payments that is payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth in Section 1(d)(i), (ii) any portion of the Cash Severance Payment that exceeds the Limit (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, with Interest, on the first business day of the first calendar month that begins after the six-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A) and (iii) any portion of the Cash Severance Payment that is payable after the Initial Payment Period shall be paid at the times set forth in Section 1(d)(i).  For purposes of this paragraph, Interest shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which payment would otherwise have been made but for any required delay through the date of payment.

The payment to Executive of the severance benefits described in this Section 1(d) (including any accelerated vesting) shall be subject to Executive’s execution and non-revocation of a general release of the Company and its Affiliates, in a form substantially similar to that used for similarly situated senior executives of the Company and its Affiliates within 60 days of the date of termination of Executive’s employment, and Executive’s compliance with the restrictive covenants set forth in Section 3 hereof (other than any non-compliance that is immaterial, does not result in harm to the Company or its Affiliates, and, if curable, is cured by Executive promptly after receipt of notice thereof given by the Company).  Executive acknowledges and agrees that the severance benefits described in this Section 1(d) constitute good and valuable consideration for such release.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (A) a material change in the geographic location at which Executive must perform his services; (B) the Company materially diminishes Executive’s duties and responsibilities or reporting relationships as set forth in Section 1A; or (C) the Company breaches any material term or condition of this Agreement; provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A), (B) or (C) shall have occurred and Executive provides the Company with written notice thereof within thirty (30) days after Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Executive resigns within ninety (90) days after the date of delivery of the notice referred to in clause (x) above.

(e)           NO MITIGATION; OFFSET.  In the event of termination of Executive’s employment pursuant to Section 1(d), Executive shall not be obligated to seek other employment or take any actions to mitigate the payments or continuation of benefits required under Section 1(d) hereof.  If Executive obtains other employment (whether or not comparable and whether or not in the same geographic location) during the period of time in which the Company is required to make Cash Severance Payment to Executive pursuant to Section 1(d) above, the amount of any such remaining payments or benefits to be provided to Executive shall be reduced by the amount of compensation and benefits earned by Executive from such other employment through the end of such period.  For purposes of this Section 1(e), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the period of time in which the Company is making Cash Severance Payment to Executive as provided under Section 1(d) above.

(f)            ACCRUED OBLIGATIONS.  As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid, is not considered “deferred compensation” subject to Section 409A and has not otherwise been deferred to a later date pursuant to any deferred compensation arrangement of the Company to which Executive is a party, if any (in which case, any such deferred compensation shall be paid in accordance with the terms of such deferred compensation arrangement and shall not be deemed “Accrued Obligations” pursuant to this Agreement); (iii) any portion of Executive’s accrued but unpaid vacation pay through the date of death or termination of employment; (iv) any reimbursements that Executive is entitled to receive under Section 3A(d)(i) of the Agreement; and (v) any vested benefits or amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company in accordance with the terms thereof (other than any such plan, policy, practice or program of the Company that provides benefits in the nature of severance or continuation pay).

2.             TREATMENT OF EXECUTIVE’S INITIAL EQUITY AND SUBSEQUENT AWARDS IN THE EVENT OF A CHANGE OF CONTROL OF THE COMPANY.  In the event that, during the Term, there is consummated a Change of Control (as defined in the 2013 Plan) with regard to ILG, any portion of the Initial Equity Award and any subsequent award of Company RSUs granted to Executive under ILG’s long-term incentive plan that is outstanding and unvested at the time of such Change of Control which would have vested during the twenty-four (24) month period following such Change of Control shall vest as of the date of such Change of Control and the Initial Equity Award and any subsequent award of Company RSUs shall otherwise continue to vest in accordance with their terms; provided that, for purposes of this provision, the Initial Equity Award and any cliff performance-based component of any subsequent award of Company RSUs shall be treated as though it vested annually pro rata over its vesting period (e.g., if the Change of Control occurred on the one-year anniversary of the Effective Date, all of the Company RSUs subject to the Initial Equity Award would vest on the date of consummation of the Change of Control).  In the event any portion of the Initial Equity Award and any subsequent award of Company RSUs remains unvested following such Change of Control after application of the foregoing sentence, the agreements effectuating the Change of Control shall provide for the assumption or substitution of the unvested Initial Equity Award and any subsequent award of Company RSUs by the successor entity (unless the successor entity is ILG, in which case the unvested Initial Equity Award and subsequent award of Company RSUs shall remain outstanding in accordance with their terms).  In no event shall any unvested portion of the Initial Equity Award and any subsequent award of Company RSUs be cancelled or forfeited without value in connection with a Change of Control.

3.                                      CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)           CONFIDENTIALITY.  Executive acknowledges that, while employed by the Company, Executive will occupy a position of trust and confidence.  The Company and its Affiliates shall provide Executive with “Confidential Information” as referred to below.  Executive shall not, except as may be required to perform Executive’s duties hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company and/or any of its Affiliates.

“Confidential Information” shall mean information about the Company or any of its Affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its Affiliates for financial reporting purposes or otherwise generally made available to, or in the possession of, the public (other than by Executive’s breach of the terms hereof) and that was learned or developed by Executive in the course of employment by the Company or any of its Affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  Notwithstanding the foregoing provisions, if Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, Executive shall promptly notify the Company in writing of any such requirement so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof.  Executive shall reasonably cooperate with the Company to obtain such a protective order or other remedy.  If such order or other remedy is not obtained prior to the time Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, Executive shall be permitted to disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its Affiliates, and that such information gives the Company and its Affiliates a competitive advantage.  Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its Affiliates or prepared by Executive in the course of Executive’s employment by the Company and its Affiliates.  As used in this Agreement, “Affiliates” shall mean any company controlled by, controlling or under common control with the Company, including, without limitation, Interval, TPI and VRI.

(b)           NON-COMPETITION.  In consideration of this Agreement, and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during Executive’s employment hereunder and for a period of twenty-four (24) months thereafter (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity.

For purposes of this Section 3(b), (i) a “Competitive Activity” means, any business or other endeavor involving Similar Products if such business or endeavor is in a country (including the United States) in which the Company (or any of its Affiliates) (x) at the time of Executive’s termination provides or planned to provide such Similar Products or (y) during Executive’s employment provided, such Similar Products; (ii) “Similar Products” means any products or services that are the same or substantially similar to any of the types of products or services that the Company and/or any other business for which Executive may, during the Term, have direct or indirect responsibility hereunder provides or planned to provide during Executive’s employment hereunder; and (iii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.

Notwithstanding the foregoing, Executive may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation.  Executive acknowledges that Executive’s covenants under this Section 3(b) are a material inducement to the Company’s entering into this Agreement.

(c)           NON-SOLICITATION OF EMPLOYEES.  Executive recognizes that he will possess Confidential Information about other employees, consultants and contractors of the Company and its Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its Affiliates.  Executive recognizes that the information he will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its Affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with the Company.  Executive agrees that, during the Restricted Period, Executive will not, directly or indirectly, solicit or recruit any employee of (i) the Company and/or (ii) its Affiliates with whom Executive has had direct contact during his employment hereunder, in all cases, for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about employees of the Company or any of  its Affiliates to any other person except within the scope of Executive’s duties hereunder.  Notwithstanding the foregoing, Executive is not precluded from soliciting any individual who (i) responds to any public advertisement or general solicitation or (ii) has been terminated by the Company prior to the solicitation.

(d)           NON-SOLICITATION OF CUSTOMERS.  During the Restricted Period, Executive shall not solicit any customers of (i) the Company and/or (ii) any of its Affiliates with whom Executive has direct contact during his employment hereunder or encourage (regardless of who initiates the contact) any such customers to use the facilities or services of any competitor of (i) the Company and/or (ii) any of its Affiliates with whom Executive has direct contact during his employment hereunder.

(e)           NON-SOLICITATION OF BUSINESS PARTNERS.  During the Restricted Period, Executive shall not, without the prior written consent of the Company, persuade or encourage any business partners or business affiliates of (i) the Company and/or (ii) any of its Affiliates with whom Executive has direct contact during his employment hereunder, in each case, to cease doing business with the Company and/or any of its Affiliates or to engage in any business competitive with the Company and/or its Affiliates.

(f)            PROPRIETARY RIGHTS; ASSIGNMENT.  All Employee Developments (defined below) shall be considered works made for hire by Executive for the Company or, as applicable, its Affiliates, and Executive agrees that all rights of any kind in any Employee Developments belong exclusively to the Company.  In order to permit the Company to exploit such Employee Developments, Executive shall promptly and fully report all such Employee Developments to the Company.  Except in furtherance of his obligations as an employee of the Company, Executive shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company or, as applicable, its Affiliates.  Executive agrees that in the event actions of Executive are required to ensure that such rights belong to the Company under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after the Term, and without the need for separate or additional compensation.  “Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, in each case, (i) that (A) concerns or relates to the actual or anticipated business, research or development activities, or operations of the Company or any of its Affiliates, or (B) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its Affiliates, whether created alone or with others, during or after working hours, or (C) uses, incorporates or is based on Company equipment, supplies, facilities, trade secrets or inventions of any form or type, and (ii) that is developed, conceived or reduced to practice during the period that Executive is employed with the Company.  All Confidential Information and all Employee Developments are and shall remain the sole property of the Company or any of its Affiliates.  Executive shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term.  To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Executive hereby assigns and covenants to assign to the Company all such proprietary rights without the need for a separate writing or additional compensation.  Executive shall, both during and after the Term, upon the Company’s request, promptly execute, acknowledge, and deliver to the Company all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other tasks reasonably related to an Employee Development or other Confidential Information, as the Company may from time to time in its discretion deem reasonably necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(g)           COMPLIANCE WITH POLICIES AND PROCEDURES.  During the period that Executive is employed with the Company hereunder, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s policies and procedures applicable to all employees of the Company and its Affiliates as they may exist from time to time.

(h)           SURVIVAL OF PROVISIONS.  The obligations contained in this Section 3 shall, to the extent provided in this Section 3, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction that any restriction in this Section 3 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

4.             TERMINATION OF PRIOR AGREEMENTS.  This Agreement constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement; provided, however, Executive acknowledges and agrees, notwithstanding the foregoing, Executive’s obligations under that certain Non-Disclosure Agreement between the parties, dated February 21, 2014, shall continue in full force and effect as such relate to any Confidential Information received by Executive from the Company and its Affiliates prior to the Effective Date hereof.  Executive further acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

5.             ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that  in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

6.             WITHHOLDING.  The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

7.             SECTION 409A.

(a)           For purposes of this Agreement, a “Separation from Service” occurs when Executive dies, retires or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(b)           It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent

8.             HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions, the Employment Agreement attached hereto and Exhibits A, B and C, taken as a whole.

9.             REMEDIES FOR BREACH.  Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Executive’s notice to cure any such breach.  Executive expressly agrees and understands that in the event of any termination of Executive’s employment by the Company during the Term, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under Section 1 of the Standard Terms and Conditions and, in the event of a termination of Executive’s employment by the Company following a Change of Control, Section 2 of the Standard Terms and Conditions.

Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 3 of the Standard Terms and Conditions will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that, upon Executive’s violation of any provision of such Section 3, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 3, which may be pursued by or available to the Company.

10.          WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

11.          SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

12.          INDEMNIFICATION.  The Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company and/or any of its Affiliates to the maximum extent permitted under applicable law, including the advancement of fees and expenses; provided, however, that neither the Company, nor any of its Affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in Section 1(c) of this Agreement.

ACKNOWLEDGED AND AGREED:

Date: June 16, 2014

INTERVAL LEISURE GROUP, INC.

/s/ Craig M. Nash
By:	Craig M. Nash
Title:	Chairman, President and Chief Executive Officer

/s/ David C. Gilbert
DAVID C. GILBERT

Exhibit A

Annual Discretionary Bonus Schedule (2014)

•                                                                  Participation in annual incentive plan with a target opportunity of 80% of salary (or $320,000).

•                                                                  Bonus for calendar year 2014 will be pro-rated and will be based on the following schedule:

Metric	Weighting
Adjusted EBITDA(1)	60%
Revenue	20%
Individual performance	20%

•                                                                  In subsequent years, target opportunities and performance goals will be established annually by the Committee and paid-out based on Committee certification that pre-determined goals have been achieved.

Payout Schedule for Financial Performance Bonus

•                                                                  Participation in special performance bonus plan with a target opportunity of up to 20% of salary (or $80,000).

•                                                                  Bonus payout will be based on following schedule:

Actual Adjusted EBITDA Performance Against Approved Budget	% of Salary Paid as Special Bonus
Performance Equals Budget	0%
Performance Exceeds Budget by 1.0%	10%
Performance Exceeds Budget by 1.5%	15%
Performance Exceeds Budget by 2.5%	20%

•                                                                  Bonus for calendar year 2014 will be pro-rated.

(1)           For all calendar years of the Term, other than calendar year 2014, references to Adjusted EBITDA and Revenue in this Exhibit A shall mean the actual consolidated financial performance of the Exchange Business. Executive acknowledges and agrees that, for calendar year 2014, references to Adjusted EBITDA and Revenue shall mean the actual consolidated financial performance of Interval.

Exhibit B

Performance-Based RSU Performance Conditions

The Performance RSUs will vest on the third anniversary of grant.

The number of shares to vest shall be based on the aggregate actual Adjusted EBITDA achieved by the Exchange Business for 2015 -2016 pursuant to the following performance schedule:

ACTUAL ADJUSTED EBITDA PERFORMANCE (Millions)	PAYOUT AS A % OF MAXIMUM NUMBER OF SHARES AVAILABLE TO BE EARNED ASSUMING TARGETED PERFORMANCE OVER 2 —YEAR PERFORMANCE MEASUREMENT PERIOD

Less than T — 20%	0%
T — 20%	50%
Aggregate Total of the Two Annual Adjusted EBITDA Targets (T)(2)	100%
T + 10%	150%
T + 20% and Above	200%

Payouts for EBITDA amounts between the reference points will be interpolated.

For purposes of this table, Adjusted EBITDA is defined as operating income attributable to common stockholders, excluding, if applicable: (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) acquisition related and restructuring costs, and (5) goodwill and asset impairments.  Subsequently acquired businesses may be included within the Exchange Business upon the approval of the Board with potential adjustment of the performance targets.

(2)           T equals the sum of the individual Adjusted EBITDA targets for calendar years 2015 and 2016 for the Exchange Business, as established by the Committee, within the initial 90-days of each calendar year, based on the Exchange Business’s budgeted Adjusted EBITDA for each such year.

Exhibit C

Initial Equity Award

Composite Exhibit of Award Notices and

Terms and Conditions

Terms and Conditions for

Service-Based Restricted Stock Unit Awards

These Terms and Conditions apply to the grant awarded to you by Interval Leisure Group, Inc. (“ILG” or the “Company”) pursuant to Section 12 of the Interval Leisure Group 2013 Stock and Incentive Compensation Plan (the “Plan”) of Restricted Stock Units (the “Award”). You were notified of your Award by way of an award notice (the “Award Notice”).

ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN THE PLAN.

Continuous Service

Subject to the exceptions delineated below, in order for your Award to vest, you must be continuously employed by ILG or any of its Affiliates during the Restriction Period (as defined below).  Nothing in your Award Notice, these Terms and Conditions, or the Plan shall confer upon you any right to continue in the employ or service of ILG or any of its Affiliates or interfere in any way with their rights to terminate your employment or service at any time.

Vesting

Subject to the Award Notice, these Terms and Conditions and the provisions of the Plan, the Restricted Stock Units (“RSUs”) in respect to your Award, shall vest and no longer be subject to any restriction (such period during which restrictions apply is the “Restriction Period”), subject to the achievement of the performance hurdles set forth in Schedule A (the “Performance Hurdles”):

Vesting Date	Percentage of Total Award Vesting

On the third year anniversary of your date of employment (“Award Date”)	100%

Termination of Employment

Subject to the provisions of your employment agreement, if any, and these terms and conditions, upon your Termination of Employment during the Restriction Period for Cause or without Good Reason, the RSUs shall be forfeited and canceled in their entirety effective immediately upon such Termination of Employment.  For the avoidance of doubt, transfers of employment among the Company and its Subsidiaries or other Affiliates, without any break in service, is not a Termination of Employment.

If you have a Termination of Employment due to death, any unvested portion of the Award shall vest in full.  If you have a Termination of Employment as a result of a Disability, the Award shall continue to vest on the Award Date, provided you continue to comply with any applicable confidentiality and non-competition obligations you have to the Company and its Affiliates and subject to the achievement of the Performance Hurdles.  If you have a Termination of Employment without Cause or you resign for Good Reason (as such is defined in your employment agreement), you will be eligible to receive one-third of your Award for each completed twelve-month period (measured successively) of continued employment following the Award Date, plus an additional one-third of your Award, where such amount remains available as of such date, subject to the achievement of the Performance Hurdles.

If your Termination of Employment is a Termination for Cause, or if following a Termination of Employment for any reason, ILG determines that during the two years prior to such termination there was an event or circumstance that would have been grounds for Termination for Cause, your Award shall be forfeited and canceled in its entirety upon such termination (or the determination of the basis for a Termination for Cause, if later) and ILG may cause you, immediately upon notice, either to return the shares issued upon the settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for Termination for Cause or to pay ILG an amount equal to the aggregate amount, if any, that you had previously realized in respect of any and all shares issued upon settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination for Cause (i.e., the value of the RSUs upon vesting), in each case, including any dividend equivalents or other distributions received in respect of any such RSUs. This remedy shall be without prejudice to, or waiver of, any other remedies ILG or its Affiliates may have in such event.

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after any RSUs in respect of your Award have vested and are no longer subject to the Restriction Period, such RSUs shall be settled. In no event shall settlement occur later than two and one half months after the end of the fiscal year in which the RSUs vest.  For each RSU settled, ILG shall issue one share of Common Stock for each RSU vesting. Notwithstanding the foregoing, ILG shall be entitled to hold the shares issuable to you upon settlement of all RSUs that have vested until ILG or the agent selected by ILG to administer the Plan (the “Agent”) has received from you (i) a duly executed Form W-9 or W-8 and (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such RSUs.

Taxes and Withholding

No later than the date as of which an amount in respect of any RSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, ILG or its Affiliates shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares issued upon settlement of the RSUs that gives rise to the withholding requirement. In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair

Market Value equal to the aggregate amount of ILG’s withholding obligation. In the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting of your RSUs, pay to ILG, or make arrangements satisfactory to ILG regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Adjustment in the Event of Change in Stock

Adjustment in the Event of Change in Stock.  In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of ILG (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, significant non-recurring cash dividend, stock rights offering, liquidation, Disaffiliation, or similar event affecting ILG or any of its Affiliates (each, a “Corporate Transaction”), the Compensation and Human Resources Committee (the “Committee”) or the Board may make such substitutions or adjustments as it, in its sole discretion, deems appropriate and equitable to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs.  The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all RSU award recipients.

In the event of a Change of Control (as such term is defined in the Plan), any portion of your RSUs outstanding and unvested as of the Change of Control which would have vested during the twenty-four (24) month period following such Change of Control shall vest, subject to the achievement of the Performance Hurdles; provided that, such award shall be treated as though it vested annually pro rata over its vesting period.  In the event any portion of the award remains unvested following such Change of Control after application of the foregoing sentence, the agreements effectuating the Change of Control shall provide for the assumption or substitution of the award by the successor entity (unless the successor entity is ILG, in which case the unvested portion of the award shall remain outstanding in accordance with its terms).

Disaffiliation.  The Disaffiliation of the Affiliate of ILG by which you are employed or for which you are performing services at the time of its sale or other disposition by ILG shall be considered a Termination of Employment (not a Change of Control) based on which you will be eligible to receive a one-third of your Award based on each completed twelve-month period (measured successively) of continued service following the Award Date.  The remaining RSUs covered by your Award shall be forfeited and canceled in their entirety on the date of such Disaffiliation.

Non-Transferability of the RSUs

Until such time as your RSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the Plan, unless and until your RSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the RSUs (including the right to vote the underlying shares) under this Award. Notwithstanding the foregoing, if ILG declares and pays dividends on the Common Stock during the Restriction Period for particular RSUs in respect of your Award, you will be credited with additional amounts for each RSU underlying such Award equal to the dividend that would have been paid with respect to such RSU as if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in RSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the RSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to the “Adjustment in the Event of Change in Stock; Disaffiliation” section above.

Other Restrictions

The RSUs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of shares, then in any such event, the award of RSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the Plan, the Plan shall control; provided, that an action or provision that is permissive under the terms of the Plan, and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control.  In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the Plan shall govern. In the event of any conflict between the Award Notice (or any other information posted on ILG’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)) and ILG’s books and records, or (ii) ambiguity in the Award Notice (or any other information posted on ILG’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)), ILG’s books and records shall control.

Amendment

ILG may modify, amend or waive the terms of your RSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your RSUs constitutes your authorization of the release from time to time to ILG or any of its Subsidiaries and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your RSUs and/or the Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your RSUs and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your RSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which ILG, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Section 409A of the Code

Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued there under (“Section 409A”).   In no event shall ILG be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Award.

Notification of Changes

Any changes to these Terms and Conditions shall either be posted on ILG’s intranet and www.benefitaccess.com or communicated (either directly by ILG or indirectly through any of its Subsidiaries or the Agent) to you electronically via e-mail (or otherwise in writing) promptly after such change becomes effective.

Terms and Conditions for Adjusted EBITDA Performance RSU Awards

Overview

These Terms and Conditions apply to Performance RSU Awards, which are grants of performance-based restricted stock units made pursuant to Section 12 of the Interval Leisure Group, Inc. 2013 Stock and Incentive Compensation Plan (the “Plan”).  You were notified of your Performance RSU Award by way of an award notice (the “Award Notice”).

ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN THE PLAN.

Continuous Service

Subject to the exceptions delineated below, in order for your Performance RSU Award to vest, you must be continuously employed by Interval Leisure Group, Inc. (“ILG”) or any of its Affiliates through the third anniversary of your date of employment (the “Continuous Service Requirement”).  Nothing in your Award Notice, these Terms and Conditions or the Plan shall confer upon you any right to continue in the employ or service of ILG or any of its Affiliates or interfere in any way with their rights to terminate your employment or service at any time, subject to the terms of your employment agreement.

Adjusted EBITDA Performance Hurdles

Assuming satisfaction of the Continuous Service Requirement, the actual number of RSUs covered by your Performance RSU Award that will vest is dependent upon the actual achievement by the Exchange Business(1) of aggregate Adjusted EBITDA against its approved aggregate Adjusted EBITDA for calendar years 2015 and 2016, with the actual number of RSUs vesting ranging from 0 to 200% of the Target RSU number specified in your Award Notice. Schedule A to these Terms and Conditions defines Adjusted EBITDA, as well as explains how the achievement by the Exchange Business of various levels of Adjusted EBITDA performance impacts the number of RSUs that you will ultimately receive (the “Performance Hurdles”).

Vesting

The vesting date for Performance RSU Awards (the “Performance RSU Award Vesting Date”) will be the third anniversary of your date of employment (the “Third Anniversary”), subject to the achievement of the Performance Hurdles.  Thereafter, no subsequent termination of employment for any reason (other than by ILG or its Subsidiaries for Cause, as described below) shall affect the ultimate vesting of your Performance RSU Award.

(1)           The Exchange Business shall be comprised of the business of Interval International, Inc. and the exchange businesses of its subsidiaries, Trading Places International, LLC (“TPI”) and Vacation Resorts International, Inc. (“VRI”).  Subsequently acquired businesses may be included within the Exchange Business upon the approval of the Board with potential adjustment of the performance targets.

Termination of Employment

Subject to the provisions of your employment agreement, if you have a Termination of Employment due to death, any unvested portion of the Award shall vest in full at the Target RSU number.  If you have a termination of your employment as a result of a Disability, the Award shall continue to vest for up to three years after the effective date of such termination of your employment provided you continue to comply with any applicable confidentiality and non-competition obligations you have to the Company and its Affiliates, subject to the achievement of the Performance Hurdles.

Upon your Termination of Employment by ILG or any of its Affiliates prior to the Third Anniversary (i) without Cause, or (ii) because you resign for Good Reason (as such is defined in your employment agreement), you shall retain eligibility to receive, subject to the achievement of the Performance Hurdles, for each completed twelve-month period (measured successively) of continued employment following your date of employment, one-third of your Performance RSU Award, plus an additional one-third of your Award, where such amount remains available as of such date.  The remaining RSUs covered by your Performance RSU Award shall be forfeited and canceled in their entirety on the date of your Termination of Employment.  On the Performance RSU Award Vesting Date, that portion of the RSUs which you remain eligible to receive shall vest as determined by the Exchange Business’s achieved level of aggregate Adjusted EBITDA in the Measurement Period.

By way of example, assume that you are granted a Performance RSU Award of 1,500 Target RSUs and your employment is terminated without Cause fourteen (14) months after the date of your employment. At that time, your new Target RSU number shall be 1,000 (two-thirds of your original number) and you shall continue to be eligible to receive 2,000 RSUs if the Maximum Hurdle is achieved. The target number will be reflected on Morgan Stanley’s website, www.benefitaccess.com. If on the Performance RSU Award Vesting Date, you would vest at that time in 1,000 RSUs, assuming that the Exchange Business achieved its target cumulative Adjusted EBITDA for 2015 and 2016.

Upon your Termination of Employment prior to the Third Anniversary for Cause or with Good Reason, your Performance RSU Award shall be forfeited and canceled in its entirety effective immediately upon such Termination of Employment.

If your Termination of Employment is a Termination for Cause, or if following your Termination of Employment for any reason ILG determines that during the two years prior to such termination there was an event or circumstance that would have been grounds for Termination for Cause, all outstanding Performance RSU Awards held by you shall be forfeited and canceled in their entirety upon such termination (or the determination of the basis for a Termination for Cause, if later), and ILG may cause you, immediately upon notice, either to return the shares issued upon the settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for Termination for Cause or to pay ILG an amount equal to the aggregate amount, if any, that you had previously realized in respect of any and all shares issued upon settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination for Cause (i.e., the value of the RSUs upon vesting), in each case, including any dividend equivalents or other distributions received in respect of any such RSUs.  This remedy shall be without prejudice to, or waiver of, any other remedies ILG or its Affiliates may have in such event.

Determination of Adjusted EBITDA Performance

As soon as reasonably practicable following the date on which ILG releases its earnings for the Measurement Period, the Committee shall certify as to the level of aggregate Adjusted EBITDA that the Exchange Business achieved for the Measurement Period, and the resulting percentage of Target RSUs that will vest (the “Adjusted EBITDA Certification Date”).

Committee Discretion to Adjust Adjusted EBITDA Performance Hurdles

Decrease of Performance Hurdles. Through the Adjusted EBITDA Certification Date, the Committee shall retain discretion to decrease Performance Hurdles (or otherwise make adjustments that increase the likelihood of Performance Hurdles being achieved) at any time.  Furthermore, the Committee shall, within 90 days of the discovery of all relevant material facts relating to a Material Reduction Event (as defined below) by the Committee, decrease Performance Hurdles (or otherwise make adjustments that increase the likelihood of Performance Hurdles being achieved), such that, in the Committee’s good faith and sole judgment, the likelihood of achievement of the various Performance Hurdles as adjusted is no less likely than prior to the Material Reduction Event.

A “Material Reduction Event” means a discrete event which is likely to materially decrease Adjusted EBITDA during the Measurement Period in a manner the Committee determines, in its good faith and sole judgment, is not properly reflective of growth in the Exchange Business’s performance in the Measurement Period over Exchange Business’s fiscal year that began three years prior to the commencement of the Measurement Period (e.g., if the Measurement Period begins in 2015, then the relevant growth period is 2015 over 2012). For purposes of a Material Reduction Event, materiality shall be judged by the Committee without regard to the likelihood of achievement of any particular Performance Hurdles.

Increase of Performance Hurdles.  Through the Adjusted EBITDA Certification Date, the Committee may, within 90 days of the discovery of all relevant material facts relating to a Material Accretion Event (as defined below) by the Committee, increase Performance Hurdles (or otherwise make adjustments that decrease the likelihood of Performance Hurdles being achieved). Any such adjustment shall be made such that, in the Committee’s good faith and sole judgment, the likelihood of achievement of the various Performance Hurdles is no less likely than prior to the Material Accretion Event.

A “Material Accretion Event” means a discrete event which is likely to materially increase Adjusted EBITDA during the Measurement Period in a manner the Committee determines, in its good faith and sole judgment, is not properly reflective of growth in the Exchange Business’s performance in the Measurement Period over the Exchange Business’s fiscal year that began three years prior to the commencement of the Measurement Period (e.g., if the Measurement Period begins in 2015, then the relevant growth period is 2015 over 2015).  For purposes of a Material Accretion Event, materiality shall be judged by the Committee without regard to the likelihood of achievement of any particular Performance Hurdles.  It is understood that the effects of acquisitions may be considered a Material Accretion Event for purposes of this grant if so approved by the Committee.

Determinations of the Committee regarding any adjustment (downward or upward) to Performance Hurdles through the Adjusted EBITDA Certification Date will be final and conclusive. Discretion, both positive and negative, need not be applied uniformly by the Committee to all outstanding Performance RSU Awards, but no Performance RSU Awards can be treated less favorably than the majority of Performance RSU Awards subject to the same set of Performance Hurdles.

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after the Performance RSU Award Vesting Date your RSUs shall be settled.  In no event shall settlement occur later than two and one half months after the end of the fiscal year in which the RSUs vest.  For each RSU settled, ILG shall issue one share of Common Stock for each RSU vesting.  Notwithstanding the foregoing, ILG shall be entitled to hold the shares issuable to you upon settlement of all RSUs that have vested until ILG or the agent selected by ILG to administer the Plan (the “Agent”) has received from you (i) a duly executed Form W-9 or W-8, as applicable or (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such RSUs.

Taxes and Withholding

No later than the date as of which an amount in respect of any RSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, ILG or its Subsidiaries shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares issued upon settlement of the RSUs that gives rise to the withholding requirement.  In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of ILG’s withholding obligation. In the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting or your RSUs, pay to ILG, or make arrangements satisfactory to ILG regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Adjustment in the Event of Change in Stock or Disaffiliation

Adjustment in the Event of Change in Stock.  In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of ILG (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, significant non-recurring cash dividend, stock rights offering, liquidation, Disaffiliation, or similar event affecting ILG or any of its Affiliates (each, a “Corporate Transaction”), the Compensation and Human Resources Committee (the “Committee”) or the Board may make such substitutions or adjustments as it, in its sole discretion, deems appropriate and equitable to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs.  The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all RSU award recipients.

In the event of a Change of Control (as such term is defined in the Plan), any portion of your RSUs outstanding and unvested as of the Change of Control which would have vested during the twenty-four (24) month period following such Change of Control shall vest, subject to the achievement of the Performance Hurdles; provided that, such award shall be treated as though it vested annually pro rata over its vesting period.  In the event any portion of the award remains unvested following such Change of Control after application of the foregoing sentence, the agreements effectuating the Change of Control shall provide for the assumption or substitution of the award by the successor entity (unless the successor entity is ILG, in which case the unvested portion of the award shall remain outstanding in accordance with its terms).

Disaffiliation.  The Disaffiliation of the Affiliate of ILG by which you are employed or for which you are performing services at the time of its sale or other disposition by ILG shall be considered a Termination of Employment (not a Change of Control) based on which you will be eligible to receive a one-third of your Award based on each completed twelve-month period (measured successively) of continued service following your date of employment.  The remaining RSUs covered by your Award shall be forfeited and canceled in their entirety on the date of such Disaffiliation.

Non-Transferability of the RSUs

Until such time as your RSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the Plan, unless and until your RSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the RSUs under this Award.  Notwithstanding the foregoing, if ILG declares and pays dividends on the Common Stock prior to the Performance RSU Award Vesting Date for a particular Performance RSU Award, you will be credited with additional amounts for each RSU underlying such Performance RSU Award equal to the dividend that would have been paid with respect to such RSU as if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in RSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the RSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to the “Adjustment in the Event of Change in Stock; Disaffiliation” section above.

Other Restrictions

The RSUs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of shares, then in any such event, the award of RSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the Plan, the Plan shall control.  In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the Plan shall govern.  In the event of any conflict between the Award Notice (or any other information posted on ILG’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)) and ILG’s books and records, or (ii) ambiguity in the Award Notice (or any other information posted on ILG’s intranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com), ILG’s books and records shall control.

Amendment

ILG may modify, amend or waive the terms of your RSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your RSUs constitutes your authorization of the release from time to time to ILG or any of its Subsidiaries and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your RSUs and/or the Plan (the “Relevant Information”).  Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your RSUs and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your RSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which ILG, your employing company or the Agent considers appropriate.  You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Section 409A of the Code

Performance RSU Awards are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  In no event shall ILG be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Performance RSU Award.

Notification of Changes

Any changes to these Terms and Conditions, including Schedule A (or any additional schedules) hereto, shall either be posted on ILG’s intranet and www.benefitaccess.com or communicated (either directly by ILG or indirectly through any of its Subsidiaries or the Agent) to you electronically via e-mail (or otherwise in writing) promptly after such change becomes effective. You are therefore urged to periodically check these Terms and Conditions, especially any schedules, to determine whether any changes have been made.

SCHEDULE A

Adjusted EBITDA Performance Hurdles

for Performance RSU Awards

The number of shares to vest shall be based on the aggregate actual Adjusted EBITDA achieved by the Exchange Business for 2015 -2016 pursuant to the following performance schedule:

ACTUAL ADJUSTED EBITDA PERFORMANCE (Millions)	PAYOUT AS A % OF MAXIMUM NUMBER OF SHARES AVAILABLE TO BE EARNED ASSUMING TARGETED PERFORMANCE OVER 2 —YEAR PERFORMANCE MEASUREMENT PERIOD

Less than T — 20%	0%
T — 20%	50%
Aggregate Total of the Two Annual Adjusted EBITDA Targets (T)(2)	100%
T + 10%	150%
T + 20% and Above	200%

Payouts for Adjusted EBITDA amounts between the reference points will be interpolated.

For purposes of this table, Adjusted EBITDA is defined as operating income attributable to common stockholders, excluding, if applicable: (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) acquisition related and restructuring costs, and (5) goodwill and asset impairments.  Subsequently acquired businesses may be included within the Exchange Business upon the approval of the Board with potential adjustment of the performance targets.

(2)           T equals the sum of the individual Adjusted EBITDA targets for calendar years 2015 and 2016 for the Exchange Business, as established by the Committee, within the initial 90-days of each calendar year, based on the Exchange Business’s budgeted Adjusted EBITDA for each such year.